Exhibit 99.2

BJ’s Wholesale Club, Inc.

Supplemental Information as of October 31, 2009

The following supplemental information is provided by the Company with respect to the results reported for the third quarter ended October 31, 2009, as well as earnings guidance for the remainder of the year.

Comparative Club Sales by Major Market

Comparative club sales by major market, including the impact from sales of gasoline were as follows:

	Thirteen Weeks Ended October 31, 2009			Thirty-Nine Weeks Ended October 31, 2009
	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales
New England	(1.9%)	(6.2%)	4.3%	(3.6%)	(8.3%)	4.7%
Upstate New York	(8.5%)	(11.3%)	2.8%	(10.2%)	(13.9%)	3.7%
Metro New York	4.3%	(1.3%)	5.6%	4.4%	(1.7%)	6.1%
Mid Atlantic	(3.6%)	(6.0%)	2.4%	(5.3%)	(8.3%)	3.0%
Southeast	(6.7%)	(9.6%)	2.9%	(9.6%)	(13.9%)	4.3%

Total	(2.5%)	(6.4%)	3.9%	(4.1%)	(8.8%)	4.7%

Selected Metrics

Excluding sales of gasoline, on a comparable club basis, customer count and average transaction amount increased (decreased) from the prior year by approximately:

	Customer Count	Average Transaction Amount
Thirteen Weeks Ended October 31, 2009	5%	(1%)
Thirty-Nine Weeks Ended October 31, 2009	5%	(1%)

Third Quarter Individual Department Performance

Stronger performing departments compared to last year’s third quarter included bakery, candy, cereal, cigarettes, computer equipment, deli, frozen, health and beauty aids, household chemicals, housewares, juices, paper products, pet food, prepared meals, produce, small appliances, snacks, and televisions. Weaker performing departments compared to last year’s third quarter included electronics, jewelry, milk, oils and shortenings, prerecorded video, sporting goods, storage, tires, toys, trash bags, video games, and water.

GAAP to Non-GAAP Reconciliation

The following is a reconciliation of net income and diluted earnings per share, as reported on a GAAP basis, to the non-GAAP normalized net income and diluted earnings per share referenced in our earnings call, for the thirteen weeks and thirty-nine weeks ended October 31, 2009 and November 1, 2008:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Dollars in Thousands)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
GAAP net income	$17,670	$28,244	$77,071	$81,924
Charge for litigation settlement	6,938	—	6,938	—
Income related to tax audit settlements	—	—	—	(2,007)
Expense related to Greenville club closure	—	504	—	504

Net income excluding unusual items	$24,608	$28,748	$84,009	$80,421
Gasoline income above plan	—	(9,997)	—	(9,997)
Unplanned severance costs and sales tax audit adjustment	—	2,614	—	2,614
Higher than planned bonus accruals triggered by gasoline income	—	1,627	—	1,627

Total unusual items	—	(5,756)	—	(5,756)

Non-GAAP normalized net income	$24,608	$22,992	$84,009	$74,665

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
GAAP diluted earnings per common share	$0.32	$0.48	$1.41	$1.38
Charge for litigation settlement	0.13	—	0.13	—
Income related to tax audit settlements	—	—	—	(0.03)
Expense related to Greenville club closure	—	0.01	—	0.01

Diluted earnings per common share excluding unusual items	$0.45	$0.49	$1.54	$1.36
Gasoline income above plan	—	(0.17)	—	(0.17)
Unplanned severance costs and sales tax audit adjustment	—	0.04	—	0.04
Higher than planned bonus accruals triggered by gasoline income	—	0.03	—	0.03

Total unusual items	—	(0.10)	—	(0.10)

Non-GAAP normalized diluted earnings per common share	$0.45	$0.39	$1.54	$1.26

GAAP to Non-GAAP Earnings Guidance Reconciliation

The following is a reconciliation of this year’s fourth quarter net income and diluted earnings per share guidance, as reported on a GAAP basis, to the adjusted non-GAAP net income and diluted earnings per share guidance referenced in our earnings call, for the thirteen weeks and fifty-two weeks ending January 30, 2010, as well as actual results for last year’s comparable periods:

	Thirteen Weeks		Fifty-Two Weeks
(Dollars in Thousands)	Ending January 30, 2010	Ended January 31, 2009	Ending January 30, 2010	Ended January 31, 2009
GAAP net income	$52,700 - 54,700	$52,659	$129,800 - 131,800	$134,583
Charge for litigation settlement	—	—	6,938	—
Income related to tax audit settlements	—	(1,326)	—	(3,333)
Expense related to Greenville club closure	—	—	—	504

Net income excluding unusual items	$52,700 - 54,700	$51,333	$136,700 - 138,700	131,754
Gasoline income above plan	—	—	—	(9,997)
Unplanned severance costs and sales tax audit adjustment	—	—	—	2,614
Higher than planned bonus accruals triggered by gasoline income	—	—	—	1,627

Total unusual items	—	—	—	(5,756)

Non-GAAP normalized net income	$52,700 - 54,700	$51,333	$136,700 - 138,700	$125,998

	Thirteen Weeks		Fifty-Two Weeks
	Ending January 30, 2010	Ended January 31, 2009	Ending January 30, 2010	Ended January 31, 2009
GAAP diluted earnings per common share	$0.96 - 1.00	$0.91	$2.36 - 2.40	$2.28
Charge for litigation settlement	—	—	0.13	—
Income related to tax audit settlements	—	(0.02)	—	(0.06)
Expense related to Greenville club closure	—	—	—	0.01

Diluted earnings per common share excluding unusual items	$0.96 - 1.00	$0.89	$2.49 - 2.53	$2.23
Gasoline income above plan	—	—	—	(0.17)
Unplanned severance costs and sales tax audit adjustment	—	—	—	0.04
Higher than planned bonus accruals triggered by gasoline income	—	—	—	0.03

Total unusual items	—	—	—	(0.10)

Non-GAAP normalized diluted earnings per common share	$0.96 - 1.00	$0.89	$2.49 - 2.53	$2.14

Earnings Guidance

The following chart presents the detailed elements of our sales and earnings guidance for Fiscal 2009:

	Fourth Quarter	Full Year
Net sales increase vs. prior year	10.5% to 12.5%	1.5% to 2.5%
Comparable club sales increase (decrease)	5.0% to 7.0%	(1.0%) to (2.0%)
Impact of gasoline sales on comparable club sales	0.0% to 2.0%	(5.5%) to (7.5%)
Merchandise comparable club sales increase	4.0% to 6.0%	4.0% to 6.0%
Membership fee growth	3.0% to 4.0%	2.0% to 3.0%
Other revenues growth	13.5% to 15.5%	5.5% to 7.5%
Cost of sales as a percent of net sales decrease	(0.06%) to (0.16%)	(0.62%) to (0.72%)
Merchandise margin rate increase	0.23% to 0.33%	0.30% to 0.40%
SG&A expense as a percent of net sales increase	0.14% to 0.24%	0.62% to 0.72%
SG&A expense growth	13.0% to 15.0%	10.0% to 11.0%
Preopening expense (in millions)	$1.7 to $2.1	$9.0 to $9.4
Interest expense (in millions)	$0.5	$0.9
Income Tax Rate	40.6%	40.7%

Forward-Looking Statements

This exhibit contains forward-looking statements as defined by The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.